AMERIANA NEWS RELASE


Ameriana Bancorp                                   Contact:  Harry J. Bailey
2118 Bundy Avenue                                  President and Chief Executive
P.O. Box H                                         Officer
New Castle, Indiana  47362-1048                    (765) 529-2230
765-529-2230/ 1-800-487-2118


             A.M. BEST DOWNGRADE OF KEMPER INSURANCE COMPANIES LEADS AMERIANA BANCORP TO TAKE SECOND QUARTER CHARGE TO INCREASE RESERVES

NEW CASTLE, Ind. (July 11, 2003) - Ameriana Bancorp (NASDAQ/NM: ASBI) today announced that it will set aside additional reserves of approximately $1.25 million in the Company's second quarter, which ended on June 30, 2003. The Company believes this action, which relates largely to continuing uncertainty surrounding its investment in two pools of leases during 2001, is necessary because of the recent ratings downgrade on one of the two sureties involved in the transaction, the Kemper Insurance Companies, which is now rated "D" by A.M. Best. Moreover, Ameriana believes this new, lower rating is perceived as an important factor by bank regulators in assessing the adequacy of reserves of institutions that invested in those lease pools.

     The Company's action to increase its reserves will reduce second quarter after-tax net income approximately $750,000 or $0.24 per share. In the second quarter last year, the Company reported net income of $600,000 or $0.19 per diluted share. Ameriana plans to report results for the second quarter of 2003 during the first week of August.

     As previously reported, Ameriana originally purchased two separate pools of equipment lease receivables totaling $12,000,000 from the Commercial Money Center ("CMC"), a now-bankrupt equipment leasing company, of which approximately $10,900,000 currently remains unpaid. Each lease in the pools was backed by a surety bond issued by one of two insurance companies, including Kemper, guaranteeing payment of all amounts due under the leases in the event of default by the lessee. Both insurers now claim they were defrauded by CMC and are denying responsibility for payment. Ensuing litigation in this matter, initiated against the sureties by a number of financial institutions participating in the lease pools, including Ameriana, has been consolidated at the U.S. District Court for the Northern District of Ohio, Eastern Division.

     During 2002, Ameriana established reserves against its two lease pools equal to approximately 50% of the outstanding amount. With this latest action, setting aside another $900,000 in specific reserves for the Kemper-insured lease pool, Ameriana has reserved approximately 65% of the Kemper-insured lease pool and approximately 58% of the combined outstanding amount of both lease pools. The Company believes these reserve levels are consistent with the conservative posture that industry regulators will likely assume in this matter. The remaining portion of the $1.25 million second quarter charge relates to Ameriana's commercial loan portfolio and will bring the Company's reserves up to 1% of the outstanding amount of that portfolio. Despite the decision to set aside these additional reserves, Ameriana regulatory capital will remain well above required levels at June 30, 2003.

     Separately, Ameriana said that it remains on track to complete a proposed sale of two Cincinnati-area branches to Peoples Community Bancorp, Inc. (NASDAQ/NM: PCBI) of West Chester, Ohio, in the third quarter of 2003 subject to regulatory review and approval. The total premium paid to Ameriana in this transaction, involving branches in Deer Park and Landen, Ohio, is $6.5 million, and Ameriana expects to realize a $2.7 million after-tax gain, or $0.86 per diluted share, from the sale.

     Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank and Trust, the Company offers an extensive line of banking services and provides a range of investments and securities products through branches in central Indiana and in the greater Cincinnati, Ohio area. As its name implies, Ameriana Bank and Trust also offers trust and investment management services, has interests in Family Financial Life Insurance Company and Indiana Title Insurance Company, and owns Ameriana Insurance Agency, a full-service insurance agency.

     This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "view" and "believe," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the amount of losses incurred from the liquidation of certain of the Company's investments, the eventual outcome of litigation to enforce certain surety agreements, pending transactions for the sale of certain branches and related assets, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

                                      -END-